EXHIBIT 14

eDIETS.COM, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED BY THE BOARD OF DIRECTORS

ON MARCH 12, 2004

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees (collectively “affiliates”) of eDiets.com, Inc. (the “Company”). All of our affiliates must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

You must sign the attached acknowledgement of receipt of this Code and confirm that you have carefully read and understand this Code.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

In the event this Code is modified, you will be provided with a copy of the modified Code and will be deemed to have accepted and will abide by the modified Code.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. You must respect and obey the laws of the cities, counties and countries in which we operate. Although you are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

If requested, we will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2. Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your work objectively and effectively. Such situations may include any financial, romantic or nepotistic relationship with another employee, supplier, competitor or anyone who represents, does work for, or on behalf of, the Company, or any relationship that, by its nature, may appear to interfere with your ability to dispassionately and objectively act in the best interests of the Company, its employees, customers or shareholders. Conflicts of interest may also arise when you, or members of your family, receive improper personal benefits as a result of your position in the Company. Loans to, or guarantees of obligations of, employees and directors and their family members may create conflicts of interest and shall not be permitted without the express prior approval of the Company’s board of directors (the “Board”).

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except when specifically approved by the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the appropriate Company representative.

The following are some general principles that should be kept in mind:

•	Avoid situations where your personal interests conflict, or appear to conflict with, those of the Company.

•	You may own up to 1% of the stock in a competitor, customer or supplier without seeking prior approval from the Board so long as the stock is in a public company and the employee does not have any discretionary authority in dealing with that company. If an employee wants to purchase more than 1% of the stock in a competitor, customer or supplier, or the company is non-public or the employee has discretionary authority in dealing with that company, then the stock may be purchased only with prior approval of the Board.

•	You have a financial interest in a transaction between the Company and a third party – even an indirect interest through, for example, a family member – that interest must be approved by the Board. However, if you have a financial interest in a supplier or customer only because someone in your family works there, you do not need to seek prior approval unless you deal with the supplier or customer or your family member deals with the Company.

•	For any transactions that would require reporting under SEC rules, directors of the Company must obtain written confirmation from the Board that the proposed transaction is fair to the Company.

•	Loans from the Company to directors or executive officers of the Company are prohibited. Loans from the Company to other officers and employees must be approved in advance by the Board.

Please keep in mind, that this Code does not specifically address every potential conflict, so use your conscience and common sense. When questions arise, seek guidance from your immediate supervisor.

If you become aware of a conflict or potential conflict should consider the procedures described in Section 14 of this Code and bring the matter to the attention of the appropriate Company representative.

3. Insider Trading

It is the Company’s goal and policy to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in the United States securities laws and regulations. If you are aware of material non-public information about the Company, you are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All material non-public information about the Company should be considered confidential information. It is unethical and illegal for you to use confidential information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information. Conduct of this nature will be dealt with firmly by the Company and may be subject to criminal prosecution.

Material information has been defined differently by different courts, but one of the most commonly referenced definitions is from a U.S. Supreme Court case which suggested that information is material if “there is a substantial likelihood that a reasonable shareholder would consider it important” in making an investment decision. Importantly, this definition does not require an investor to show actual reliance on the information in connection with a trade, but only to consider it important. This standard has been articulated elsewhere as a requirement that for information to be material, there must be a substantial likelihood that a fact “would have been viewed by a reasonable investor as having significantly altered the ‘total mix’ of information made available.” Of course, information will also be considered material if its disclosure would be expected to alter significantly the market price of the Company’s stock. Obviously, it is very difficult to determine materiality, and the facts in each case must be carefully weighed. Furthermore, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions or activities have the benefit of hindsight. Accordingly, if you have any questions, in the first instance, please consult your immediate supervisor.

Examples of information that may be considered confidential information in some circumstances are:

•	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

•	Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

•	An undisclosed increase or decrease in dividends on the Company’s ordinary shares;

•	Undisclosed major management changes;

•	A substantial contract award or termination that has not been publicly disclosed;

•	A major lawsuit or claim that has not been publicly disclosed;

•	The gain or loss of a significant customer or supplier that has not been publicly disclosed;

•	An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary;

•	Information that is considered confidential; and

•	Any other undisclosed information that could affect our stock price.

4. Corporate Opportunities

You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or your position with the Company without the consent of the Board. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6. Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Any instances of such behavior, whether the employee is a participant or observer, should be immediately reported to the employee’s immediate supervisor.

7. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment based on current publicly known information. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. Accounting Policies/Record-Keeping

The Company and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds, assets or liabilities shall not be maintained, excluding unconsolidated entities as required by the U.S. Generally Accepted Accounting Principles.

You are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to criminal penalties, as well as punishment of up to and including termination of employment.

You are prohibited from:

•	making or causing to be made a materially false or misleading statement, or

•	deliberately omitting to state, or causing another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by our independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the U.S. Securities and Exchange Commission.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the appropriate Company representative

9. Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the appropriate Company representative or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee may be asked to execute a confidentiality agreement with the Company.

10. Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, fraud, and waste have a direct impact on the Company’s profitability. Any suspected incident of theft, fraud or waste should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy and could be illegal and result in civil or even criminal penalties.

11. Payments to Government Personnel

As we are a publicly-held company under the laws of the United States, we are subject the provisions of the U.S. Foreign Corrupt Practices Act. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

12. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code may only be made by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

13. Reporting any Illegal or Unethical Behavior

You are encouraged to communicate, anonymously, if desired, with supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. The most important point is that possible violations should be reported and we support all means of reporting them. You are expected to cooperate in internal investigations of misconduct.

Directors and officers should report any potential violations of this Code to the Board.

14. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts but do not delay your action in collecting facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself what specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

This Code permits or requires you in various situations to disclose certain facts to, and seek guidance or obtain approval from “appropriate Company representatives.”

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. In such circumstances, please contact the Chief Financial Officer of the Company. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

For each affiliate, the “appropriate Company representative” is as follows:

•	In the case of any non-officer employee, such employee’s supervisor. If such employee has concerns regarding the supervisor’s objectivity or independence with respect to the matter, the appropriate Company representative is the Chief Financial Officer.

•	In the case of any officer or management employee (other than the CEO, COO or CFO) the appropriate Company representative is the Chief Financial Officer. If such employee has concerns regarding the Chief Financial Officer’s objectivity or independence with respect to the matter, the appropriate Company representative is the Chief Executive Officer or Chief Operating Officer.

•	In the case of the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, or any director, the appropriate Company representative is the Chairman of the Board of Directors.

These are the persons you should contact to seek guidance, to clarify issues and to obtain confirmation that a particular course of conduct or transaction is permissible or impermissible under this Code. The Audit Committee has adopted separate procedures for employees to report concerns they may have regarding financial reporting abuses, illegality or violations of this Code on a confidential basis.

APPENDIX

CODE OF ETHICS FOR CEO, COO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The CEO, COO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO, COO and senior financial officers are subject to the following additional specific policies:

l.	The CEO, COO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the U.S. Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO, COO and each senior financial officer promptly to bring to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board in fulfilling its responsibilities.

2.	The CEO, COO and each senior financial officer shall promptly bring to the attention of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The CEO, COO and each senior financial officer shall promptly bring to the attention of the Board any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO, COO and each senior financial officer shall promptly bring to the attention of the Board any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.	The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO, COO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

ACKNOWLEDGEMENT OF RECEIPT OF CODE

The undersigned,                                                              , hereby acknowledges receipt of the Code of Business Conduct and Ethics (the “Code”) of eDiets.com, Inc. (the “Company”), as adopted by the Board of Directors of the Company on March 12, 2004. In addition, the undersigned hereby confirms that he/she has carefully read and understands the Code.

Dated: , 2004
[Signature]

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